Exhibit 99.1

China YCT International Group Granted Food Production License for Acer Truncatum Seed Oil and Related Blended Oil Products
SISHUI CITY, China / ACCESSWIRE / February 1, 2018 / China YCT International Group, Inc. (OTCQB: CYIG) ("China YCT" or the "Company") today announced that Shandong Spring Pharmaceutical Co., Ltd., a 97% owned subsidiary of the Company, has been ratified and issued a Food Production License for production of edible vegetable oil, which includes acer truncatum bunge seed oil, and related blended edible oil products (the "License"). The License was granted by the Food and Drug Administration of Sishui County and is valid for five years.
Mr. Tinghe Yan, Chairman and Chief Executive Officer of China YCT, commented, "We view the acer truncatum business as a top priority and key driver for our next phase of growth. The ratification of the License came at a time when we are about to launch the commercial production of blended edible oil products using acer truncatum seed oil as one of the major ingredients. We are also very excited about the prospect of harvesting acer truncatum seed at our own planting bases, where over 7.4 million trees have been planted since 2013, starting this fall, positioning us well as a vertically integrated acer truncatum oil and blended oil producer in years to come."
About China YCT International Group, Inc.
Based in Sishui County, Shandong Province and established in January 1989, China YCT International Group, Inc., through its subsidiaries, engages in the business of developing, manufacturing, and selling medicine, developing acer truncatum bunge planting bases, manufacturing and selling acer truncatum bunge seed oil, and distributing health care supplement products manufactured by third party in the PRC. For more information about the Company, please visit www.yctgroup.com.
Forward-Looking Statements
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
For more information, please contact:
At the Company:
Zecheng Shao, Vice President
Phone: +86-156-5377-2006
Email: zc_shao@126.com

Investor Relations:
Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: tony.tian@weitian-ir.com